Exhibit 99.1

CUSIP# 678046 10 3 Amex: BQI

NEWS RELEASE

Date: October 3, 2008

Oilsands Quest announces closing of non-brokered private placement of Flow- Through Shares

Calgary, Alberta -- Oilsands Quest Inc. (Amex: BQI) announced today the completion of its previously announced non-brokered private placement of flow-through shares with UTA Asset Management Corporation (“UTA”). Oilsands Quest issued 6,008,156 shares of common stock on a flow-through basis (the “Flow-Through Shares”) at a price of CDN$3.675 per share to funds managed by or affiliated with UTA (5,142,857 Flow- Through Shares) and to affiliates and employees of Oilsands Quest (865,299 Flow- Through Shares) for aggregate gross proceeds of CDN$22.1 million.

The Flow-Through Shares were issued to investors in Canada pursuant to certain exemptions from prospectus requirements.

The Flow-Through Shares issued pursuant to this Offering have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold in the United States or to U.S. persons (as such term is defined in Regulation S under the Securities Act) absent a registration statement or an applicable exemption from registration. This notice is not an offer to sell or a solicitation of an offer to buy such securities.

For more information:

Paul K. O’Donoghue, MBA

Vice President, Investor Relations and Corporate Planning

Oilsands Quest Inc.

Email: investorrelations@oilsandsquest.com

(403) 263-1623